EXHIBIT 3.1

BYLAWS

OF

DUCOMMUN INCORPORATED

ARTICLE I

Offices

Section 1.    Registered Office.    The Registered Office of Ducommun Incorporated (hereinafter called the Corporation) in the State of Delaware shall be at 32 Loockerman Square, Suite L-100, in the City of Dover 19901, County of Kent, and the name of the Registered Agent in charge thereof shall be Prentice-Hall Corporation System, Inc.

Section 2.    Principal Office.    The principal office for the transaction of business of the Corporation shall be 111 West Ocean Boulevard, Suite 900, in the City of Long Beach, County of Los Angeles, State of California. The Board of Directors has full power and authority to change said principal office from one location to another, whether within or outside said City, County or State, by amendment of this Section 2.

Section 3.    Other Offices.    The Corporation may also have an office or offices at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine as the business of the Corporation may require.

ARTICLE II

Stockholders

Section 1.    Annual Meetings.    The Annual Meeting of Stockholders shall be held at 9:00 o’clock a.m. Pacific Time on the first Wednesday of May each year, if not a legal holiday, in which case the annual meeting shall be held on the next business day following, or on such other date as shall be designated by the Board of Directors, for the purpose of electing Directors and for the transaction of such other business as may be brought before the meeting. If such annual meeting is not held, or the Directors are not elected thereat, Directors may be elected at a special meeting held for that purpose, and it shall be the duty of the Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, any Vice President or the Secretary, upon the demand of any stockholder entitled to vote, to call such special meeting.

Section 2.    Special Meetings.    Special meetings of the stockholders for any purpose or purposes may be called at any time by the Board of Directors or by a majority of the members of the Board of Directors.

Section 3.    Notice of Meetings.    Except as otherwise required by law, notice of meetings of stockholders, annual or special, shall be given to stockholders entitled to vote thereat by the Secretary or an Assistant Secretary or other person charged with that duty not less than ten (10) nor more than sixty (60) days before the date of any such meeting. Such notice may be printed, typewritten, or in handwriting, and may be given to any stockholder either personally or by sending a copy of the notice through the mail, or by telegram, charges prepaid, to his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice. Except as otherwise expressly required by law, no publication of any notice of a meeting of the stockholders shall be required. Every notice of a meeting of the stockholders shall state the place, date and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

Section 4.    Place of Meetings.    All meetings of the stockholders shall be held at the principal office of the Corporation in the State of California or at such other place within or without the State of Delaware as the Board of Directors may from time to time designate.

Section 5.    Quorum.    A quorum at any meeting of the stockholders shall consist of stockholders holding a majority of the voting power of the shares of this Corporation outstanding and entitled to vote thereat, represented either in person or by proxy, except as otherwise specifically provided by law or in the Certificate of Incorporation. In the absence of a quorum, any meeting of stockholders may be adjourned from time to time by the vote of a majority of the voting stock, the holders of which are either present in person or represented by proxy thereat. The stockholders present at a meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 6.    Adjournments.    When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of the original meeting, but when a meeting is adjourned for less than thirty (30) days it is not necessary to give any notice of the time and place of the adjourned meeting or of the business to be transacted thereat other than by announcement at the meeting at which the adjournment is taken. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 7.    Organization.    The Chairman of the Board of Directors, or, in his absence, the President, or in the absence of the Chairman of the Board of Directors and the President, the Executive Vice President, a Senior Vice President or a Vice President shall call meetings of stockholders to order, and shall act as Chairman of such meetings. In the absence of the Chairman of the Board of Directors, the President, the Executive Vice President, any Senior Vice President and the Vice Presidents, the stockholders shall appoint a Chairman for such meeting. The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders, but in the absence of the Secretary at any meeting of the stockholders, the presiding officer may appoint any person to act as Secretary of the meeting.

Section 8.    Voting

(a)    Each stockholder shall, at each meeting of the stockholders, be entitled to vote in person or by proxy each share or fractional share of the stock of the Corporation having voting rights on the matter in question and which shall have been held by him and registered in his name on the books of the Corporation:

(i)    on the date fixed pursuant to ARTICLE II, Section 11 of these Bylaws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting, or

(ii)    if no such record date shall have been so fixed, then (a) at the close of business on the day next preceding the day on which notice of the meeting shall be given, or (b) if notice of the meeting shall be waived, at the close of business on the day next preceding the day on which the meeting shall be held.

(b)    Shares of its own stock belonging to the Corporation shall not be entitled to vote. Persons holding in a fiduciary capacity stock of the Corporation shall be entitled to vote such stock so held. A person whose stock is pledged shall be entitled to vote such stock, unless in the transfer by the pledger on the books of the Corporation he shall have expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent such stock and vote thereon. Stock having voting power standing of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or with respect to which two or more persons have the same fiduciary relationship, shall be voted in accordance with the provisions of the General Corporation Law of the State of Delaware.

(c)    Any such voting rights may be exercised by the stockholder entitled thereto in person or by his proxy appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized and delivered to the Secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date unless said proxy shall provide for a longer period. The attendance at any meeting of a stockholder who may theretofore have given a proxy shall not have the effect of revoking the same unless he shall in writing so notify the Secretary of the meeting prior to the voting of the proxy. At any meeting of the stockholders all matters, except as otherwise provided in the Certificate of Incorporation, these Bylaws or bylaw, shall be decided by the vote of majority in voting interest of the stockholders present in person or by proxy and entitled to vote thereat and thereon, a quorum being present . The vote at any meeting of the stockholders on any question need not be by ballot, unless so directed by the Chairman of the meeting. On a vote by ballot each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and it shall state the number of shares voted.

Section 9.    Inspectors of Election.    In advance of any meeting of stockholders, the Board of Directors may appoint inspectors of election to act at such meeting or any adjournment thereof. If inspectors of election be not so appointed, the Chairman of any such meeting may make such appointment at the meeting. The number of inspectors shall be either one or three.

Section 10.    Consent of Absentees.    The transactions of any meeting of stockholders, either annual or special, however called and noticed, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy, and if, either before or after the meeting, each of the stockholders entitled to vote, not present in person or by proxy, signs a written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 11.    Record Date and Closing Stock Books.    The Board of Directors may fix a record date for the determination of the stockholders entitled to notice of and to vote at any meeting of stockholders, or for the determination of the stockholders entitled to receive any dividend or distribution or any allotment of rights, or to exercise rights in respect to any change, conversion or exchange of shares. The record date so fixed shall not be more than sixty (60) nor less than ten (10) days before the date of any such meeting, nor more than sixty (60) days prior to any other action. When a record date is so fixed, only stockholders who are such of record on that date are entitled to notice of and to vote at the meeting or to receive the dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of a period not more than sixty (60) days prior to the date of a stockholders’ meeting, the date when the right to any dividend, distribution, or allotment of rights vests, or the effective date of any change, conversion or exchange of shares. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 12.    Conduct of Meetings.    The Chairman of the Board of Directors shall have complete authority to establish rules of conduct governing all meetings of stockholders. These rules may include, but shall not be limited to, rules related to attendance, questions from the audience and similar matters. Notwithstanding the above, the nomination at any meeting of stockholders of any person to serve as a Director shall not be valid unless (i) the nomination of such person has been approved by resolution of the Board of Directors of the Corporation, or (ii) notice of the nomination of such person has been delivered to the Secretary of the Corporation not less than 120 days prior to the date of the meeting of stockholders.